EXHIBIT 10.12

May 21, 2015

EndoChoice Holdings, LLC

11810 Wills Road

Alpharetta, GA 30009

Attn: David Gill, Chief Financial Officer

Dear Mr. Gill,

EndoChoice Holdings, LLC (sometimes referred to herein as “you” or “Parent”, and collectively with Parent’s direct and indirect domestic subsidiaries, EndoChoice, Inc. and Robert S. Smith, MD, Inc., “Borrower”) has advised MidCap Financial Services, LLC (“MidCap Financial Services”), as servicer for MidCap Financial Trust or a to-be-determined affiliate (“MidCap”, and sometimes referred to herein as “we” or “us”, and shall also refer to any affiliate of MidCap to whom we may assign our obligations under this letter), and Silicon Valley Bank (“SVB”), that you are seeking debt financing to refinance certain existing indebtedness of Borrower and to provide for the ongoing working capital needs of Borrower.

MidCap is pleased to commit to $37,700,000 of a $58,000,000 senior secured credit facility for which MidCap shall serve as administrative agent for the lenders (the “Facility”), which commitment shall be comprised of $9,750,000 of a $15,000,000 revolving credit facility (the “Revolver”), and $27,950,000 of a $43,000,000 term loan (the “Term Loan”), all subject to the terms and conditions set forth in the attached Summary of Terms and General Commitment Conditions and the payment of fees set forth in the Fee Letter (as defined below). SVB is pleased to commit to $20,300,000 of the Facility, which commitment shall be comprised of the remaining $5,250,000 of the Revolver, and the remaining $15,050,000 of the Term Loan, all subject to the terms and conditions set forth in the attached Summary of Terms and General Commitment Conditions and the payment of fees set forth in the Fee Letter.

This commitment letter (together with the terms and conditions set forth in the attached Summary of Terms and General Commitment Conditions, collectively referred to as this “Commitment Letter”) and the Fee Letter entered into between you and us on the date hereof (the “Fee Letter”) do not purport to specify all of the terms, conditions, representations and warranties, covenants and other provisions that will be contained in the final Financing Documents for the Facility. MidCap and SVB will close and fund the Facility only upon completion of their final legal due diligence.

This Commitment Letter and the Fee Letter are being delivered in reliance that all information (other than projections, forward-looking information and information of a general economic or industry specific nature) provided by you to MidCap and SVB is and will be accurate and complete in all material respects. The contents of this Commitment Letter or the Fee Letter may not be shared with any third party without MidCap’s and SVB’s prior written consent, except (a) for management and regulatory bodies (including any disclosures required in connection with any securities filings, it being understood that a copy of this Commitment Letter and attached Summary of Terms is intended to be filed with the Borrower’s next draft registration statement on Form S-1, whereupon the same will become publicly available) and professional

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advisors on a need-to-know basis, and (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities. Except as provided above with respect to this Commitment Letter, under no circumstances are the terms of this Commitment Letter or the Fee Letter to be shared with another lender or potential lender. All persons who are informed of the contents of this Commitment Letter or the Fee Letter also need to be informed that such contents are confidential and subject to the confidentiality provisions hereof and, except as provided above, cannot be disclosed without MidCap’s and SVB’s prior written consent.

Each of MidCap and SVB hereby notifies Borrower that, pursuant to the requirements of the United States Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and MidCap’s and SVB’s policies and practices, MidCap and SVB each is required to obtain, verify and record certain information and documentation that identifies Borrower and any other person or legal entity that is to become a borrower or other credit party to the Facility, which information includes the name and address of each such person or legal entity and such other information that will allow MidCap and SVB to identify each such person or legal entity in accordance with the Patriot Act.

If you would like MidCap and SVB to continue documenting your loan, please evidence your agreement with the foregoing by accepting this Commitment Letter on the space set forth below, and returning it to MidCap and SVB no later than the close of business on May 21, 2015. All parties’ obligations under this Commitment Letter shall terminate if the closing of the Facility has not occurred by June 26, 2015 (except for those provisions which expressly survive such termination).

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We appreciate the opportunity to furnish this Commitment Letter to you. If you have any questions, please do not hesitate to call.

Sincerely,

MIDCAP FINANCIAL TRUST			SILICON VALLEY BANK

By:	Apollo Capital Management, L.P.,
	its investment manager		By:	/s/ Andrew J. Kirk
			Name:	Andrew J. Kirk
By:	Apollo Capital Management GP, LLC,		Title:	Director and Authorized Signatory
its general partner

	By:	/s/ Maurice Amsellem
	Name:	Maurice Amsellem
	Title:	Authorized Signatory

Agreed and accepted by Parent on behalf of Borrower as of this day of May, 2015:

ENDOCHOICE HOLDINGS, LLC

By:	/s/ David N. Gill
Name:	David N. Gill
Title:	Chief Financial Officer and Authorized Signatory

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Summary of Terms

Borrower:	Collectively, EndoChoice Holdings, Inc., a Delaware corporation and the successor by conversion to ECPM Holdings, LLC (“Parent”), EndoChoice, Inc., a wholly owned subsidiary of Parent and a Delaware corporation, and Robert S. Smith, MD, Inc., a wholly owned subsidiary of EndoChoice, Inc. and a Georgia corporation, and each of their respective subsidiaries, other than subsidiaries that are not formed under the laws of any of the United States or Puerto Rico, shall comprise the Borrower.

Credit Parties	On the Closing Date, the only direct and indirect subsidiaries of Parent that are not Borrowers will be (i) EndoChoice Innovation Center Ltd, an Israeli company and a wholly owned subsidiary of Parent, (ii) EndoChoice GmbH, a German company and a wholly owned subsidiary of Parent, and (iii) EndoChoice Israel, Ltd., an Israeli company and a 67%-owned subsidiary of EndoChoice, Inc. (the “Foreign Subsidiaries). Borrower, the Foreign Subsidiaries and any and all guarantors identified from time to time by Agent and Lenders (excluding, for the avoidance of doubt, the Foreign Subsidiaries) shall be collectively referred to herein as the “Credit Parties”.

Agent:	MidCap Financial Trust or a to-be-determined affiliate shall be the administrative agent, sole book runner and sole lead arranger.

Servicer:	MidCap Financial Services, LLC (“Servicer”).

Lenders:	MidCap Financial Trust or a to-be-determined affiliate (in such capacity as a Lender, “MidCap”), and Silicon Valley Bank (“SVB”), and such other banks and financial institutions as may be arranged by Agent and Borrower

Facility:	An aggregate $58,000,000 senior secured credit facility (collectively, the “Facility”) consisting of:

(i) a $15,000,000 revolving credit facility (the “Revolver”), and

(ii) a $43,000,000 term loan facility (the “Term Loan”) which shall be fully funded on the date of closing the Facility (the “Closing Date”).

Security:

The Facility shall be secured by a first priority perfected security interest in all existing and after-acquired assets of the Credit Parties (other than the Foreign Subsidiaries) except for such Credit Parties’ intellectual property. The intellectual property of each Credit Party shall be subject to a pledge by each of the Credit Parties not to grant a security interest in or otherwise pledge or encumber its intellectual property to any other party.

In addition, the Facility shall be secured by a first priority perfected pledge of and security interest in (i) 100% of the equity securities of all Credit Parties (other than Parent and the Foreign Subsidiaries), and (ii) 65% of the equity securities of all Foreign Subsidiaries. Pledge agreements entered into with respect to the Foreign Subsidiaries shall be governed by the law of the applicable Foreign Subsidiaries jurisdiction of incorporation or formation unless Agent and Borrower, acting reasonably, agree the cost of obtaining such foreign law governed agreements is excessive in relation to the value afforded thereby, in which case such pledge agreements shall be governed by applicable US law.

All bank accounts of the Credit Parties (other than the Foreign Subsidiaries) shall be subject to deposit account control agreements in form and substance reasonably satisfactory to Agent, other than accounts with PNC and with Amegy with de minimis aggregate balances not to exceed an amount to be agreed between and parties and which shall be closed within 120 days of the Closing Date.

Banking Relationship:	Borrower shall maintain all its deposits, transaction accounts, and primary investment accounts with SVB, other than accounts with PNC and with Amegy with de minimis aggregate balances not to exceed an amount to be agreed between and parties and which shall be closed within 120 days of the Closing Date.

Use of Proceeds:	Proceeds from the Term Loan shall be used to refinance the existing indebtedness of Borrower owing to Triple Point and SVB. After the Closing Date, proceeds from the Revolver may be used for general working capital purposes.

Financing Documents:	The “Financing Documents” shall collectively refer to the loan and security documentation as Agent and Lenders shall require for the Revolver and the Term Loan, which documentation shall include terms and conditions that are customary for comparable financings, or that Agent and Lenders may deem necessary or appropriate, and which documentation shall in each case be satisfactory to Agent and Lenders in form and substance. Agent and Lenders shall receive customary and satisfactory legal opinions from Borrower’s US counsel. For the avoidance of doubt, no foreign law opinions shall be required with respect to the Foreign Subsidiaries on the Closing Date unless the equity interests of such Foreign Subsidiaries are pledged pursuant to a foreign law governed pledge agreement on the Closing Date.

Term and Principal Amortization:

The Revolver shall mature on the 5th anniversary of the Closing Date and be co-terminus with the Term Loan, and any loan balance under the Revolver will be due in full on the 5th anniversary of the Closing Date.

The Term Loan shall mature on the 5th anniversary of the Closing Date and be co-terminus with the Revolver, and shall provide for regularly scheduled straight-line amortization payments (payable on a monthly basis) beginning on the first day of the thirty-first month following the Closing Date.

Interest:	In accordance with the terms of the Financing Documents, interest on the Revolver will accrue and be payable at a reference rate equal to an annual rate of one-month reserve-adjusted Libor (as defined by Agent), subject to the Libor Floor (as hereinafter defined), plus 5.25%. At no time shall the annual rate of one-month reserve adjusted Libor be less than 0.50% per annum (the “Libor Floor”). Collections of cash on each business day under the Revolver shall be credited to Borrower’s obligations under the Revolver, subject to three business clearance days.

In accordance with the terms of the Financing Documents, interest on the Term Loan will accrue and be payable at a fixed rate equal to 9.50%.

Interest on all loans shall be payable in arrears on the first day of each month and on the maturity of such loans, whether by acceleration or otherwise. All interest and fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed

Prepayments:

Optional:

Borrower may prepay the Term Loan prior to the end of the Term, provided that Borrower shall pay to Lenders a fee equal to an amount determined by multiplying the Term Loan outstanding amount by (i) two percent (2.0%) in the first year following the Closing Date, (ii) one percent (1.0%) in the second year following the Closing Date, and (iii) none thereafter.

Borrower may terminate and repay in full the Revolver prior to the end of the Term, and in such event, Borrower shall pay to Lenders a fee as compensation for the costs of being prepared to make funds available to Borrower throughout the Term equal to an amount determined by multiplying the Revolver commitment amount by (i) two percent (2.0%) in the first year following the Closing Date, (ii) one percent (1.0%) in the second year following the Closing Date, and (iii) none thereafter.

Availability under the Revolver:

Availability under the Revolver shall be an amount equal to the sum of: (i) eighty-five percent (85%) of the Net Collectable Value (defined below) of Borrower’s domestic accounts receivable due from eligible direct and third-party payors, and (ii) fifty percent (50%) of the Net Collectable Value (defined below) of Borrower’s foreign accounts receivable due from eligible direct and third-party payors subject to Agent’s and Lenders’ approval, and (iii) fifty percent (50%) of the lesser of cost or appraised net orderly liquidation value of Borrower’s eligible domestic finished goods inventory and domestic demonstration inventory; provided, however, that in no event shall the inventory component described in the foregoing clause (iii) exceed 35% of the overall borrowing base, and in each case for clauses (i)-(iii) above, after application of liquidity factors and eligibility standards and deduction of reserves for credit balances and cost settlement liabilities and other appropriate reserves determined by Agent from time to time. Such liquidity factors may be adjusted by Agent throughout the term of the Revolver as warranted by Agent’s underwriting practices and procedures and using its commercially reasonable discretion.

Net Collectable Value includes the amount Borrower bills its payors less bad debt, contractual allowances and other such standard ineligibles, which shall be determined by Agent and Lenders based on due diligence and on-going collateral field exams. Lenders will include pathology receivables in borrowing base after a field exam is completed.

Accordion on Revolver:	At any time during the Term of the Revolver, Borrower may request that Agent and Lenders amend the Revolver (without otherwise amending the economic terms cited herein) to increase in the Revolver commitment amount to a mutually agreed amount adequate to reflect Borrower’s Availability.

Conditions to Initial Loan Advances:

The closing of and funding of the initial loans under the Facility shall be subject to customary conditions included in loan documentation for comparable financings, together with other conditions deemed necessary or appropriate in the judgment of Agent and Lenders, which shall include the following:

	(i)	Agent shall be satisfied with the results of the legal structure of the Financing and its legal due diligence.

	(ii)	Agent shall be satisfied with the Credit Parties’ capital, legal and organizational structure.

	(iii)	Agent shall be satisfied with the results of its background checks on management team of Borrower.

	(iv)	Borrower shall have completed an initial public offering yielding an amount not less than $85,000,000 in net proceeds to Borrower.

	(v)	Agent shall be satisfied that, since December 31, 2014, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of the Credit Parties, taken as a whole.

	(vi)	Agent shall have received evidence of insurance (including, without limitation, property casualty, business interruption, D&O and liability insurance) that satisfy the insurance requirements included in the Financing Documents, with certificates naming Agent as mortgagee, lender loss payee and additional insured (as applicable).

	(vii)	Agent and the Lenders shall have received executed Financing Documents. Agent and the Lenders shall have also received such other documents, certificates, waivers, opinions and third party agreements as are customary for comparable financings, or as Agent and the Lenders may deem necessary or appropriate, in each case in form and substance satisfactory to the Agent and the Lenders.

	(viii)	None of the financial information or projections made available to Agent or Lenders during the course of underwriting shall be misleading or incorrect in any material respect taken as a whole, in light of the circumstances under which such statements were made.

	(ix)	Agent and the Lenders shall have received all fees and other amounts payable on or prior to the Closing Date.

	(x)	There shall be no claim, action, suit, investigation, litigation or proceeding, pending or threatened, in any court or before any governmental agency that relates to the Credit Parties or the Facility or the transactions contemplated hereby, or that is reasonably likely of having a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Credit Parties, taken as a whole, or the Facility or the transactions contemplated hereby.

	(xi)	All transactions contemplated to occur in connection with the closing of the Facility shall have been consummated in accordance with applicable law, with all applicable governmental and other third party approvals (which shall be in full force and effect, and final and non-appealable) and with the documentation relating thereto, which shall be satisfactory to Agent and the Lenders in form and substance.

Conditions to each Loan Advance:	The making of each loan advance under the Facility shall be conditioned upon (i) the receipt by the Agent of any required notice of borrowing, (ii) sufficient availability with respect to loans under the Revolver, (iii) accuracy at such date, in all material respects (provided that such qualification shall not apply to loan advances made on the Closing Date), of the representations and warranties in the Financing Documents, and (iv) there being no default or event of default in existence at the time of, or after giving effect to the making of, such loan advance.

Financial Reporting:	To include, without limitation, (i) within 30 days, monthly unaudited financial statements (prepared on a consolidated basis in accordance with GAAP (subject to year-end adjustments and the absence or footnotes), (ii) within 120 days, annual audited financial statements (prepared on a consolidated basis in accordance with GAAP and certified, without qualification, by KPMG or other independent public accountants reasonably acceptable to the Agent of nationally or regionally recognized standing), (iii) monthly compliance certificates, and (iv) within 60 days after the start of each fiscal year, projections for the forthcoming two fiscal years, on a quarterly basis for the current year and on an annual basis for the subsequent year.

Financial Covenants:	To include the following financial covenants:

Minimum Net Revenue: Tested quarterly based on trailing two quarters net sales. Quarterly covenant levels shall be based on a proportional discount to the Company’s Board of Directors approved plan for each quarter tested according to the following:

• 86% of budgeted quarterly plan for each quarter during 2015 (based on aggregate $75 million fiscal year plan)

• 79% of budgeted quarterly plan for each quarter during 2016 (based on aggregate $101 million fiscal year plan)

• 71% of budgeted quarterly plan for each quarter during 2017 (based on aggregate $141 million fiscal year plan)

• 68% of budgeted quarterly plan for each quarter during 2018 and beyond (based on $189 million fiscal year plan)

Minimum Liquidity: Borrower shall maintain (x) cash and cash equivalents and (y) availability under the revolver, in an aggregate amount not less than $5 million at all times.

Events of Default:	Events of default customarily included in the loan documentation for comparable financings as follows (subject to grace/cure periods and thresholds to be agreed): failure to make payments when due, defaults under other material agreements or indebtedness, noncompliance with covenants, breach of representations or warranties, bankruptcy, judgments in excess of specific amounts, pension plan defaults, impairment of security interests, invalidity of guaranties, security interests or subordination provisions, any change of ownership or control, the occurrence of any event that may reasonably result in a material adverse effect. Additional defaults may be added in the Financing Documents as specific circumstances may require.

Fee Letter and Facility:

Borrower agrees to pay the fees set forth in the Fee Letter on the dates specified therein. Further, whether or not the transaction closes, Borrower shall be responsible for and shall promptly reimburse on the Closing Date, or if the closing does not occur, promptly upon demand, (i) all reasonable documented out-of-pocket costs and expenses of Agent, Servicer and Lenders (including without limitation the reasonable documented fees, costs and expenses of counsel to, and independent appraisers, consultants and auditors retained by Agent or Servicer) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing of the Facility, and (ii) without limitation of the preceding clause (i), all costs and expenses in connection with the creation and perfection of the liens to be provided as security for the Facility, including title investigations, lien searches and the like.

Borrower hereby agrees to indemnify and agrees to defend and hold harmless Agent, Servicer and the Lenders and their respective officers, directors, trustees, employees and counsel (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated by or in connection with the Facility, except that Borrower shall have no obligation to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of any Indemnitee, as determined by a court of competent jurisdiction.

General Commitment Conditions and Other Terms:	This Commitment Letter and the Fee Letter are subject to the General Commitment Conditions attached hereto and incorporated herein and therein by this reference.

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General Commitment Conditions

All capitalized terms not otherwise defined herein shall have the meanings given them in the Summary of Terms or in the cover letter to this Commitment Letter.

1. The commitment set forth herein may be revoked by Agent or any Lender at any time prior to acceptance of this Commitment Letter by Borrower in accordance with its terms and may be terminated, in Agent’s or any Lender’s discretion, if Borrower fails to timely fulfill all obligations hereunder or if any condition hereunder is not timely met.

2. All items required to be furnished hereunder shall be furnished without cost to Agent, Servicer or any Lender. All findings and results of independent consultants of Agent, Servicer and Lenders, and all other information and reports delivered to and/or compiled by and/or prepared by Agent, Servicer and Lenders, are for the exclusive benefit of such party and may not be relied upon by Borrower or any other party.

3. Time and strict performance are of the essence with respect to all of the terms, conditions and provisions of this Commitment Letter and the Fee letter. If either Borrower, on the one hand, or any of the Agent or the Lenders, on the other hand, fails to close under this Commitment Letter as required by its terms on or before June 26, 2015, for any reason, each of Agent’s and Lenders’ obligations (in the case of a failure to close by Borrower), or Borrower’s obligations (in the case of a failure to close by the Agent or the Lenders) under this Commitment Letter shall expire and be of no further force and effect (except for those provisions of this Commitment Letter which expressly survive in accordance with the following paragraph).

4. The expiration or termination of this Commitment Letter or the Fee Letter shall not terminate, limit, or affect in any way: (a) Borrower’s obligations to pay for or reimburse Agent, Servicer and Lenders for reasonable documented costs, fees and expenses incurred prior to such termination, including the fees set forth in the Fee Letter, (b) Borrower’s indemnification obligations hereunder, or (c) any releases or limitations on the liability of the parties set forth herein. Such obligations, releases and limitations shall expressly survive termination of this Commitment Letter and the Fee Letter. Subparts (a) and (b) of the foregoing provisions shall be superseded in each case by the applicable provisions contained in the Financing Documents upon the execution thereof and thereafter shall have no further force or effect.

5. Unless expressly provided herein to the contrary (including any indication of reasonableness), any approval, consent, rights, waiver or satisfaction of Agent, Servicer or Lenders with respect to any matter that is the subject of this Commitment Letter may be granted or withheld by Agent, Servicer or Lenders in their respective sole and absolute discretion and sole credit judgment. Unless expressly provided herein to the contrary, all references herein to matters that solely are in Agent’s, Servicer’s or Lenders’ “discretion” or “judgment” may be exercised or addressed in their respective sole and absolute discretion and sole credit judgment.

6. This Commitment Letter and the Fee Letter supersede all prior commitments, discussions, indications of interest and proposals previously delivered to Borrower and their affiliates and representatives. This Commitment Letter and the Fee Letter may be modified only in writing duly executed by Agent, Lenders and Borrower. There are and shall be no third-party beneficiaries to this Commitment Letter or the Fee Letter. Agent or any Lender shall have the right to assign its obligations under this Commitment Letter and/or the Fee Letter to any of its respective affiliates without Borrower’s consent and the Facility may be closed in the name of a MidCap affiliate as administrative agent. Neither

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this Commitment Letter nor the Fee Letter may be assigned by Borrower. To the extent this Commitment Letter or the Fee Letter constitutes an executory contract, neither this Commitment Letter nor the Fee Letter shall be assumable or assignable by a trustee or a debtor-in-possession under state or federal bankruptcy laws. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one document. Delivery of an executed counterpart of this Commitment by facsimile or other electronic transmission shall constitute valid delivery of an executed counterpart hereof.

7. Each of this Commitment Letter and the Fee Letter shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

8. Each party hereto agrees that in any action now or hereafter arising from an alleged breach of this Commitment Letter or the Fee Letter, the only damages that may be sought are those which are direct and reasonably foreseeable as the probable result of any breach thereof. Each party hereto hereby waives any right it may have to indirect, special, consequential, exemplary or punitive damages or lost anticipated profits in respect of any present or future breach of the Commitment Letter or the Fee Letter and the transactions contemplated thereby.

9. Notwithstanding the terms of any confidentiality or non-disclosure agreement executed by any of Agent, Servicer, any Lender or its respective affiliates prior to the date hereof, such party shall be permitted to share with prospective syndication Lenders all information held by it and its affiliates with respect to the Borrower, provided that such prospective Lender executes and delivers a confidentiality or non-disclosure agreement acceptable to the Borrower prior thereto.

10. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION (WITHOUT SUBMITTING TO ARBITRATION), THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS COMMITMENT LETTER OR THE FEE LETTER.

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